Exhibit 99

OTC Markets Group Welcomes Butler National Corporation to OTCQX

NEW YORK – May 15, 2024 – OTC Markets Group Inc. (OTCQX: OTCM), operator of regulated markets for trading 12,000 U.S. and international securities, today announced Butler National Corporation (OTCQX: BUKS), a company that operates in the Aerospace and Professional Services industries, has qualified to trade on the OTCQX® Best Market. Butler National Corporation upgraded to OTCQX from the OTCQB® Venture Market.

Butler National Corporation begins trading today on OTCQX under the symbol “BUKS.” U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for the company on www.otcmarkets.com.

The OTCQX Market provides investors with a premium U.S. public market to research and trade the shares of investor-focused companies. Graduating to the OTCQX Market marks an important milestone for companies, enabling them to demonstrate their qualifications and build visibility among U.S. investors. To qualify for OTCQX, companies must meet high financial standards, follow best practice corporate governance, and demonstrate compliance with applicable securities laws.

“We are pleased to offer additional investor access to the BUKS stock using the OTCQX Market and begin trading on May 15, 2024. We continue our efforts to advance shareholder interest,” commented Christopher Reedy, President and CEO of Butler National Corporation.

About Butler National Corporation

Butler National Corporation operates in the Aerospace and Professional Services industries. The Aerospace segment includes the manufacture, sale and service of electronic equipment and systems and development and installation of products that enhance or support aircraft particularly in the special mission market. Professional Services includes a diverse group of businesses including casino gaming management services and operations.

About OTC Markets Group Inc.

OTC Markets Group Inc. (OTCQX: OTCM) operates regulated markets for trading 12,000 U.S. and international securities. Our data-driven disclosure standards form the foundation of our three public markets: OTCQX® Best Market, OTCQB® Venture Market and Pink® Open Market.

Our OTC Link® Alternative Trading Systems (ATSs) provide critical market infrastructure that broker-dealers rely on to facilitate trading. Our innovative model offers companies more efficient access to the U.S. financial markets.

OTC Link ATS, OTC Link ECN and OTC Link NQB are each an SEC regulated ATS, operated by OTC Link LLC, a FINRA and SEC registered broker-dealer, member SIPC.

To learn more about how we create better informed and more efficient markets, visit www.otcmarkets.com.

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Media Contact:

OTC Markets Group Inc., +1 (212) 896-4428, media@otcmarkets.com